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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Dyax Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYAX CORP.
300 TECHNOLOGY SQUARE
CAMBRIDGE, MA 02139
(617) 250-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2005

        The 2005 Annual Meeting of Stockholders of Dyax Corp., a Delaware corporation ("Dyax"), will be held at the offices of Dyax Corp., 300 Technology Square, Cambridge, Massachusetts, at 2:00 p.m. on Thursday, May 19, 2005, for the following purposes:

  1.
  To elect three Class II directors to serve until the 2008 Annual Meeting of Stockholders.

  2.
  To approve an amendment to Dyax's Amended and Restated 1995 Equity Incentive Plan to extend the period in which incentive stock options may be granted to eligible employees under the plan.

  3.
  To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Only stockholders of record at the close of business on April 4, 2005 will be entitled to vote at the meeting or any adjournment of the meeting.

        It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,
Nathaniel S. Gardiner Secretary

April 18, 2005

DYAX CORP.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
MAY 19, 2005

        Our Board of Directors is soliciting your proxy with the enclosed proxy card for use at our 2005 Annual Meeting of Stockholders to be held at our offices at 300 Technology Square, Cambridge, Massachusetts at 2:00 p.m. on Thursday, May 19, 2005, and at any adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 18, 2005.

General Information About Voting

        Who can vote.    You will be entitled to vote your shares of Dyax Common Stock at the annual meeting if you were a stockholder of record at the close of business on April 4, 2005. As of that date, 31,579,992 shares of Common Stock were outstanding. You are entitled to one vote for each share of Common Stock that you held at that date.

        How to vote your shares.    You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy. If you choose to vote by proxy, please complete, sign, date and return the enclosed proxy card. The proxies named in the enclosed proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how you wish your shares to be voted, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.

        How you may revoke your proxy.    You may revoke the authority granted by your executed proxy at any time before its exercise by filing with Dyax, Attention: Nathaniel S. Gardiner, Secretary, a written revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

        Quorum.    A quorum of stockholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of Common Stock entitled to vote must be present at the meeting, represented either in person or by proxy, to constitute a quorum for the transaction of business. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.

        Abstentions and broker non-votes.    "Broker non-votes" are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals. Abstentions and broker non-votes will be considered present for purposes of determining a quorum for a matter.

        Householding of Annual Meeting Materials.    Some banks, brokers and other nominee record holders may be "householding" our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 300 Technology Square, Cambridge, Massachusetts 02139, Attn: Investor Relations, telephone: (617) 225-2500. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Share Ownership

        The following table and footnotes set forth certain information regarding the beneficial ownership of our Common Stock as of March 15, 2005 by (i) persons known by us to be beneficial owners of more than 5% of our Common Stock, (ii) our current executive officers and our named executive officers, (iii) our directors and (iv) all our current executive officers and directors as a group.

	Number of Shares Beneficially Owned
Beneficial Owner
	Shares(1)	Percent
Federated Investors, Inc. and certain related entities(2) Federated Investors Tower Pittsburgh, PA 15222-3779	2,996,300	9.49%
Francis H. and Margrit A. Kelly(3) 1 Voltastrasse 8044 Zurich, Switzerland	1,623,750	5.14%
Thomas L. Kempner(4) c/o Loeb Partners Corporation 61 Broadway New York, NY 10006	1,111,103	3.51%
Henry E. Blair(5)	1,021,343	3.20%
Constantine E. Anagnostopoulos(6)	71,895	*
Susan B. Bayh(7)	15,750	*
James W. Fordyce(8)	70,090	*
Mary Ann Gray(9)	18,000	*
Henry R. Lewis(10)	101,657	*
David J. McLachlan(11)	53,950	*
Lynn G. Baird, Ph.D.(12)	114,218	*
Stephen S. Galliker(13)	303,604	*
Ivana Magovcevic-Liebisch, Ph.D., J.D.(14)	94,417	*
Clive R. Wood, Ph.D.(15)	37,500	*
All Current Directors and Executive Officers as a Group (12 Persons)(16)	3,013,527	9.21%

*
Less than 1%

(1)
The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.

(2)
Based on the Schedule 13G filed by Federated Investors, Inc. with the SEC on February 14, 2005, Federated Investors, Inc. is the parent holding company of Federated Investment Management Company, Federated Investment Counseling, and Federated Global Investment Management Corp. (the "Investment Advisers"), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in us. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of Federated Investors' outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.

(3)
Based on the Schedule 13D/A filed by Francis H. and Margrit A. Kelly with the SEC on April 9, 2003, Mr. and Mrs. Kelly share beneficial ownership of 1,623,750 shares, as joint tenants. Mr. and Mrs. Kelly also share voting and dispositive control over 985,450 shares. Mr. Kelly has sole voting and dispositive control over 1,000 shares and Mrs. Kelly has sole voting and dispositive control over 637,300 shares.

(4)
Includes (i) 979,486 shares of Common Stock held in trusts for the benefit of Mr. Kempner's brother's children, Mr. Kempner's children and Mr. Kempner, of which Mr. Kempner is a trustee (ii) 11,792 shares held by Pinpoint Partners Corporation, of which Mr. Kempner is President, and (iii) 53,764 shares owned by Loeb Investors Co. IX, of which Mr. Kempner is the Managing Partner. Also includes 58,813 shares of Common Stock issuable to Mr. Kempner upon exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

(5)
Includes (i) 114,100 shares which are held in trust for the benefit of Mr. Blair's spouse and child, as to which Mr. Blair disclaims beneficial ownership, and (ii) 350,322 shares of Common Stock issuable to Mr. Blair upon exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

(6)
Includes 58,310 shares of Common Stock issuable to Dr. Anagnostopoulos upon exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

(7)
Consists entirely of shares of Common Stock issuable to Ms. Bayh upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

(8)
Includes 51,549 shares of Common Stock issuable to Mr. Fordyce upon exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

(9)
Consists entirely of shares of Common Stock issuable to Ms. Gray upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

(10)
Includes 58,310 shares of Common Stock issuable to Dr. Lewis upon exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

(11)
Includes 48,750 shares of Common Stock issuable to Mr. McLachlan upon exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

(12)
Consists entirely of shares of Common Stock issuable to Dr. Baird upon exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

(13)
Includes 250,462 shares of Common Stock issuable to Mr. Galliker upon exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

(14)
Includes 78,009 shares of Common Stock issuable to Dr. Magovcevic-Liebisch upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

(15)
Consists entirely of shares of Common Stock issuable to Dr. Wood upon the exercise of outstanding options exercisable with the 60-day period following March 15, 2005.

(16)
See Notes 4 through 15. Includes 1,139,993 shares of Common Stock issuable upon exercise of outstanding options exercisable within the 60-day period following March 15, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

        Our executive officers and directors and persons who own beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the Securities and Exchange Commission. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for 2004 our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that a Form 4 that covered a grant of stock options was filed late on behalf of Mr. Fordyce.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors has fixed the number of directors at eight (8) for the coming year. Under our charter, our Board is divided into three classes, with each class having as nearly equal number of directors as possible. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. At the 2005 Annual Meeting three Class II Directors will be elected to hold office for three years until their successors are elected and qualified. Our Board of Directors has nominated James W. Fordyce, Thomas L. Kempner and Mary Ann Gray for re-election as Class II Directors at the upcoming annual meeting. Each has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board of Directors.

Votes Required

        Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director

        The following table contains certain information as of March 15, 2005 about the nominees for Class II Director and current directors whose term of office will continue after the annual meeting.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Class II Directors (present term expires 2005)
James W. Fordyce Age: 62	James W. Fordyce has been a director of Dyax since 1995. Mr. Fordyce is currently Managing Partner of MEDNA Partners LLC, a private advisory firm. From 1981 to 2004 he was a general partner of Prince Ventures LP, a venture capital management firm focused on investments in medicine and the life sciences. From 1998 to 2004, Mr. Fordyce also served as the Managing Member of Fordyce & Gabrielson LLC, a private investment management firm. He is currently Chairman of the Board of Directors of the Albert and Mary Lasker Foundation.	1995

Mary Ann Gray Age: 52
	Mary Ann Gray, Ph.D. has been a director of Dyax since February 2004. Dr. Gray established Gray Strategic Advisors, LLC in August, 2003 to provide strategic advice to both public and private biotechnology companies. From 1999 to July 2003, she served as a Senior Analyst and Portfolio Manager of the Federated Kaufmann Fund, focusing on both public and private healthcare investments. Prior to joining the Kaufmann Fund, Dr. Gray was a sell-side biotechnology analyst with Kidder Peabody from 1992 to 1995, and held similar positions with Warburg Dillon Read from 1996 to 1998 and with Raymond James & Associates from 1998 to 1999. Additionally, Dr. Gray has over twelve years of experience as a scientist in academia and industry. She held scientific positions at Schering Plough Corporation and NeoRx Corporation, and early in her career Dr. Gray managed pre-clinical toxicology studies for the National Cancer Institute through Battelle Memorial Institute. She is also a director of Telik, Inc., a biotechnology company.	2004
Thomas L. Kempner Age: 77
	Thomas L. Kempner has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before its merger with Dyax. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking firm, and its predecessors since 1978. He is also President of Pinpoint Partners Corporation, the general partner of the Loeb Investment Partnerships. Mr. Kempner is a director of CCC Information Services Group, Inc., FuelCell Energy, IGENE BioTechnology, Inc., Insight Communications Company, Inc., Intermagnetics General Corporation, and Intersections, Inc. Mr. Kempner also serves as a director emeritus of Northwest Airlines, Inc.	1995
	Class III Directors (present term expires in 2006)
Constantine E. Anagnostopoulos Age: 82	Constantine E. Anagnostopoulos, Ph.D. has been a director of Dyax since 1991. He has been a Managing General Partner of Gateway Associates L.P., a venture capital management firm, since 1987. Dr. Anagnostopoulos is a retired corporate officer of Monsanto Company. He is also a director of a number of other biotechnology companies, including Genzyme Corporation and Metaphore Pharmaceuticals, Inc.	1991

Henry R. Lewis Age: 79	Henry R. Lewis, Ph.D. has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before its merger with Dyax. Dr. Lewis is a consultant to several companies. From 1986 to 1991, Dr. Lewis was the Vice Chairman of the board of directors of Dennison Manufacturing Company. From 1982 to 1986, he also served as a Senior Vice President at Dennison. Dr. Lewis was also a director of Genzyme Corporation, from 1986 until 2000.	1995
David J. McLachlan Age: 66
	David J. McLachlan has been a director of Dyax since 1999. He was the Executive Vice President and Chief Financial Officer of Genzyme Corporation from 1989 to 1999 and a senior advisor to Genzyme's chairman and chief executive officer through June 2004. Prior to joining Genzyme, Mr. McLachlan served as Chief Financial Officer and Vice President of Adams-Russell Company, an electronic component supplier and cable television operator. Mr. McLachlan currently serves on the Board of Directors of HearUSA Inc., a hearing care company, and Skyworks Solutions, Inc., a manufacturer of analog, mixed signal and digital semiconductors for mobile communications.	1999
	Class I Directors (present term expires in 2007)
Susan B. Bayh Age: 45
	Susan B. Bayh has been a director of Dyax since 2003. Ms. Bayh has served as the Commissioner of the International Commission between the U.S. and Canada since 1994, overseeing compliance with environmental and water level treaties for the United States-Canadian border. From 1994 to 2001, Ms. Bayh served as a Distinguished Visiting Professor at the College of Business Administration at Butler University. From 1989 to 1994, Ms. Bayh was an attorney in the Pharmaceutical Division of Eli Lilly and Company, where she focused on marketed products, clinical trials and regulatory issues. Previously, she practiced law, specializing in litigation, utility, corporate and antitrust law. Currently, Ms. Bayh serves as a director of Wellpoint, Inc., Dendreon Corporation, Curis, Inc., Emmis Communications Corporation, Novavax, Inc. and Golden State Foods.	2003

Henry E. Blair Age: 61	Henry E. Blair has served as Chairman of the Board and President of Dyax Corp. since its merger with Protein Engineering Corporation in 1995, and as acting Chief Executive Officer from 1995 until his appointment as Chief Executive Officer in 1997. He has been a director and officer of the Company since co-founding it in 1989. Mr. Blair is a director of Genzyme Corporation, a company he co-founded in 1981. He was also a co-founder of Biocode, Inc., and GelTex Pharmaceuticals, Inc. Mr. Blair was a director of Esperion Therapeutics, Inc., prior to its acquisition by Pfizer, Inc. in February 2004.	1989

Board and Committee Matters

        Independence.    Our Board of Directors has determined that each of the current directors, as well as those standing for re-election, are independent directors as defined by applicable NASDAQ Stock Market standards governing the independence of directors, except for Henry E. Blair, our Chairman, President and Chief Executive Officer

        Board Meetings and Committees.    Our Board of Directors held nine (9) meetings during 2004. In addition to the five (5) meetings of the Nominating and Governance Committee, the independent directors held executive sessions at two (2) meetings of the Board. During 2004, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. In 2004, eight (8) directors attended the annual meeting of shareholders. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of shareholders barring significant commitments or special circumstances.

        Shareholder Communications.    Any shareholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, c/o Senior Vice President, Legal Affairs. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

        Our Board of Directors has three standing committees: Audit Committee, Compensation Committee and Nominating and Governance Committee.

        Audit Committee.    The Audit Committee has authority to select and engage our independent registered public accounting firm and is responsible for reviewing our audited financial statements, accounting processes and reporting systems. The Audit Committee also discusses the adequacy of our internal financial controls with our management and our independent registered public accounting firm. In addition, the Audit Committee is responsible for overseeing the independence of, and approving all types of services provided by, our independent registered public accounting firm.

        The members of the Audit Committee are David McLachlan (Chair), Mary Ann Gray, Thomas Kempner and Henry Lewis. Our Board of Directors has considered and concluded that each of the members of the Audit Committee satisfies the independence and financial literacy and expertise requirements as defined by applicable NASDAQ Stock Market standards governing the qualifications of Audit Committee members. Additionally, our Board of Directors has determined that Mr. McLachlan qualifies as an audit committee financial expert under the rules of the SEC.

        The Audit Committee held seven (7) meetings during 2004. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviewed the charter in March 2004 and March 2005, and in each case it was amended by the Board pursuant to the Committee's recommendation. The charter, as amended, is attached to this proxy statement as Appendix A. For more information about the Audit Committee, including its audit services pre-approval procedures, see "Report of the Audit Committee" and "Information Concerning Our Auditors" in this proxy statement.

        Compensation Committee.    Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers, directors and consultants, determining the compensation to be paid to our executive officers and administering our equity incentive and stock purchase plans. The members of the Compensation Committee are James Fordyce (Chair), Constantine Anagnostopoulos, Susan Bayh and Henry Lewis. The Compensation Committee held four (4) meetings during 2004.

        Nominating and Governance Committee.    Our Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of shareholders and candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. The Nominating and Governance Committee currently consists of all the independent directors serving on the Board, namely Henry Lewis (Chair), Constantine Anagnostopoulos, Thomas Kempner, James Fordyce, Susan Bayh, David McLachlan and Mary Ann Gray, each of whom the Board has determined meets the independence requirements as defined by applicable NASDAQ Stock Market standards governing the independence of directors. The committee held five (5) meetings during 2004. The Nominating and Governance Committee operates pursuant to a written charter, which is available on our website—www.dyax.com.

        The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures set forth in "Shareholder Recommendations for Director Nominations" below. The Nominating and Governance Committee will also consider whether to nominate any person proposed by a shareholder in accordance with the provisions of our bylaws relating to shareholder nominations as described in "Deadline for Stockholder Proposals and Director Nominations" below.

        Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

  •
  whether the prospective nominee meets the independence requirements and audit committee qualifications defined under applicable NASDAQ Stock Market standards and audit committee financial expert requirements defined under applicable SEC rules and regulations;

  •
  the extent to which the prospective nominee's skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our business and industry;

  •
  the prospective nominee's ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

  •
  the extent to which the prospective nominee holds any position that would conflict with a directors responsibilities to Dyax.

        If the Committee's internal evaluation is positive, a sub-group of the committee will interview the candidate. Upon completion of this evaluation and interview process, the committee makes a recommendation to the full Board as to whether the candidate should be nominated by the Board and the Board determines the whether to approve the nominee after considering the recommendation and report of the Committee.

Director Compensation

        Director Fees.    Our directors who are not employees of Dyax receive compensation for their services as directors in the form of an annual retainer of $15,000, payable in quarterly installments, a fee of $2,000 for each Board meeting attended ($1,000 for attendance by conference call), and a fee of $1,000 for each committee meeting attended ($500 for attendance by conference call), other than meetings of the Nominating and Governance Committee held in conjunction with a Board meeting, plus reimbursement for travel expenses. We pay non-employee directors who serve as the chairman of a committee of the Board of Directors an additional $5,000 per year. All other non-employee directors who serve on a committee of the Board of Directors receive an additional $1,000 per year. Directors who are also our employees receive no additional compensation for serving as directors.

        Stock Options.    In addition, our non-employee directors elected at the 2004 Annual Meeting automatically received stock options under our Amended and Restated 1995 Equity Incentive Plan to purchase 9,000 shares of our Common Stock for each year of their three-year term, as will non-employee directors elected at the 2005 Annual Meeting. Non-employee directors elected between annual meetings automatically receive options to purchase 9,000 shares of our Common Stock for each year or portion of a year remaining in the three-year term of the class of directors to which they have been elected.

Certain Relationships and Related Transactions.

        Mr. Blair serves as an outside director of Genzyme Corporation and was a consultant to Genzyme until 2001. Dr. Anagnostopoulos also serves as a director of Genzyme and Mr. McLachlan served as a senior advisor to Genzyme's Chief Executive Officer until 2004 and as an officer of Genzyme from 1989 to 1999.

        In 2004, we employed the spouse of our former executive officer Anthony H. Williams, M.D. as a technical writing consultant to our Clinical Operations department for which she received $78,000 in aggregate compensation.

        We have a collaboration agreement with Genzyme Corporation for the development and commercialization of DX-88. Under this agreement, we have established a joint venture, Dyax-Genzyme LLC (formerly known as Kallikrein LLC), which now owns the rights to DX-88 for the treatment of hereditary angioedema (HAE). Dyax and Genzyme are each responsible for 50% of ongoing costs incurred in connection with the development and commercialization of DX-88 for HAE and each will be entitled to receive approximately 50% of any profits realized as a result. In addition, we are entitled to receive potential milestone payments from Genzyme in connection with the development of DX-88. The first such milestone payment, approximately $3.0 million, is due upon dosing the first patient in a pivotal clinical trial of DX-88 for HAE. In addition, we will be entitled to receive potential milestone payments of $10.0 million for the first FDA-approved product derived from DX-88, and up to $15.0 million for additional therapeutic indications for DX-88 developed under the collaboration.

        The term of the joint venture is perpetual unless terminated by either party with prior written notice, upon a material breach by the other party or immediately upon a change of control or bankruptcy of the other party. We currently anticipate that this collaboration will not terminate until the parties determine that no commercial products will result from the collaboration or, if commercial products are eventually sold, until the sale of those products is no longer profitable. Because the drug discovery and approval process is lengthy and uncertain, we do not expect to be able to determine whether any commercial products will result from this collaboration until completion of clinical trials for at least one indication.

        When we first amended the collaboration agreement in May 2002, we also executed a senior secured promissory note and security agreement under which Genzyme agreed to loan us up to $7.0 million and we agreed to grant Genzyme a continuing security interest in certain tangible and intangible personal property arising out of the DX-88 program. In addition, under the terms of the security agreement, once we exercised our option to purchase Genzyme's interest in the application of DX-88 in on-pump, open-heart surgery and other surgical indications, we were required to pledge additional collateral to Genzyme. Under an amendment to the security agreement executed on October 15, 2003, we have granted Genzyme a continuing security interest in our rights to revenues from licenses of our fundamental phage display patent portfolio known as the Ladner patents. The security agreement, as amended, contains certain financial covenants under which we must (i) maintain at least $20.0 million in cash, cash equivalents and short-term marketable securities based on our quarterly consolidated financial statements and (ii) continue to satisfy at least one standard for continued listing of our securities on the NASDAQ National Market. As of December 31, 2004, we had borrowed the full $7.0 million available under the note.

Compensation Committee Interlocks And Insider Participation

        Our Compensation Committee determines salaries, incentives and other compensation for our directors and officers. The Compensation Committee also administers our equity incentive and stock purchase plans. The Compensation Committee currently consists of Ms. Bayh and Mr. Fordyce, Drs. Anagnostopoulos and Lewis. For more information regarding the relationship of Dr. Anagnostopoulos with Genzyme Corporation and its relationships with Dyax, see the sections of this proxy statement entitled "Share Ownership," "Election of Directors" and "Certain Relationships and Related Transactions."

PROPOSAL 2

AMENDMENT OF THE AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN

        We are asking stockholders to approve an amendment to Dyax's Amended and Restated 1995 Equity Incentive Plan, referred to herein as the 1995 Equity Plan. The 1995 Equity Plan is an important part of our compensation program and we believe it is essential to our ability to attract and retain highly qualified employees in an extremely competitive environment in which employees view equity incentives as an important component of their compensation. The proposed amendment to the 1995 Equity Plan is necessary to allow us to continue to award incentive stock options (ISOs) to all eligible employees to the full extent allowable under the Internal Revenue Code of 1986, as amended, (the "Code"). Under the current terms of the 1995 Equity Plan, we will not be able to grant incentive stock options to employees after July 13, 2005, the tenth anniversary of the effective date of the 1995 Equity Plan.

        The closing price of Dyax's Common Stock on the NASDAQ National Market on March 15, 2005 was $4.48 per share. The material terms of the 1995 Equity Plan and a more detailed description of the proposed amendment are set forth below.

General Description of 1995 Equity Plan

        The purpose of the 1995 Equity Plan is to attract and retain employees, directors and consultants and to provide an incentive for these persons to achieve long-range performance goals. The 1995 Equity Plan permits us to grant equity awards to our employees, directors and consultants, including incentive and non-statutory stock options, stock appreciation rights, performance shares, restricted stock and stock units. To date, we have granted only incentive stock options, non-statutory stock options and restricted stock under the 1995 Equity Plan. As of March 15, 2005, 131 employees were eligible to participate in the 1995 Equity Plan. As of March 15, 2005, 3,712,763 shares of Common Stock have been issued pursuant to awards under the 1995 Equity Plan, and 6,305,139 shares are reserved for issuance, of which 2,592,376 shares remain available for future awards. Outstanding options have exercise prices ranging from $0.30 to $48.69. The weighted average exercise price of all outstanding options is $7.58 per share. All options granted have a term of ten years. In addition to options, 239,840 shares of our Common Stock have been issued as restricted stock under the 1995 Equity Plan, none of which have been cancelled. As the amount of any awards under the 1995 Equity Plan is within the Compensation Committee's discretion, total awards that may be granted for a fiscal year are not determinable until completion of the year.

        The following table sets forth shares underlying awards granted under the 1995 Equity Plan through March 15, 2005:

Total Awards Under the 1995 Equity Incentive Plan

Number of Shares of Common Stock Underlying Options
Current executive officers:
Henry E. Blair, Chief Executive Officer	642,253
Stephen S. Galliker, Chief Financial Officer	401,678
Lynn G. Baird, Ph.D., Senior VP, Development	250,000
Ivana Magovcevic-Liebisch, Ph.D., J.D., Senior VP Legal Affairs and Chief Patent Counsel	234,300
Clive R. Wood, Ph.D., Senior VP Discovery & Research	150,000

Current executive officers as a group (5 persons)	1,678,231
Current directors who are not executive officers as a group (7 persons)	459,941
Other Dyax employees as a group (including current officers who are not executive officers)	7,452,329

Total Awards through March 15, 2004	9,590,501

        The following summary of the 1995 Equity Plan's principal features is qualified in its entirety by reference to the full text of the plan, which has been filed with the SEC and will be made available upon written request to our Secretary.

Administration and Eligibility

        Awards are made by the Compensation Committee, which has been designated by our Board of Directors to administer the 1995 Equity Plan. Subject to certain limitations, the Compensation Committee may delegate to one or more of our executive officers the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 or "covered employees" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee has authorized our Chairman and President to make Awards to non-executive employees within parameters approved by the Committee.

        The Compensation Committee administers the 1995 Equity Plan and determines the terms and conditions of each award to our executive officers and directors, including the exercise price, the form of payment of the exercise price, the number of shares subject to the award and the time at which such options become exercisable. The exercise price of any incentive stock option granted under the 1995 Equity Plan may not, however, be less than the fair market value of the Common Stock on the date of grant and the term of any such option cannot be greater than 10 years. The exercise price of any non-statutory stock option is determined by the Compensation Committee.

Federal Income Tax Consequences Relating to Stock Options and Restricted Stock

        Incentive Stock Options.    An optionee does not realize taxable income upon the grant or exercise of an incentive stock option, known as an ISO, under the 1995 Equity Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as a capital gain and any loss sustained will be a capital loss and (b) no deduction is allowed to Dyax for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

        If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, referred to as a disqualifying disposition, then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) Dyax is entitled to deduct this amount. Any further gain realized is taxed as a capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

        Non-statutory Stock Options.    No income is realized by the optionee at the time a non-statutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) we receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a capital gain or loss and will not result in any deduction by Dyax.

        Restricted Stock.    Awards of restricted stock that are non-transferable and subject to forfeiture are generally not taxable to the recipient until the shares vest. When the shares vest, the recipient realizes compensation income equal to the difference between the amount paid for the shares and their fair market value at the time of the vesting, and we are entitled to a corresponding deduction. Appreciation in the value of the shares during the vesting period therefore increases the income subject to tax at ordinary income rates at the time of vesting as well as the corresponding deduction we are entitled to take at that time. The tax is payable for the year in which the vesting occurs, regardless of whether the shares are sold at that time. If the recipient is an employee, we are required to withhold income and social security taxes from the compensation income (by withholding from shares, from other income of the employee or from a cash payment made by the employee to us to cover the withholding taxes).

        Instead of being taxed when the shares vest, a recipient may elect to be taxed in the year the shares are awarded by filing a "Section 83(b) election" with the Internal Revenue Service within 30 days after issuance of the restricted shares. The recipient then realizes compensation income in the year of the award equal to the difference between the amount paid for the shares and their fair market value at the time of issuance, and we are entitled to a corresponding deduction at that time.

Equity Compensation Plan Information

        The following table provides information about the securities authorized for issuance under the Company's equity compensation plans as of December 31, 2004:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	3,845,785		$7.39	3,954,658
Equity compensation plans not approved by security holders:	—		—	—

Totals:	3,845,785	(2)	$7.39	3,954,658	(3)

(1)
Consists of the Amended and Restated 1995 Equity Incentive Plan and the 1998 Employee Stock Purchase Plan.

(2)
Does not include purchase rights currently accruing under the 1998 Employee Stock Purchase Plan, because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period, which is June 30, 2005.

(3)
Includes 209,240 shares issuable under the 1998 Employee Stock Purchase Plan, of which up to 50,000 are issuable in connection with the current offering period which ends on June 30, 2005. The remaining shares consist of 3,745,418 under the 1995 Amended and Restated Equity Incentive Plan, which amount reflects the automatic increase of 1,250,000 shares that occurred on January 1, 2005 under the terms of the Plan. Under the 1995 Amended and Restated Equity Incentive Plan, the number of shares issuable is automatically increased every January 1 by an amount equal to the lesser of (i) 1,250,000 shares, (ii) 5% of the fully diluted outstanding shares of Common Stock of the Company on such date or (iii) such lesser amount as may be determined by resolution of the board of directors at any date before or within 90 days after January 1 of the respective year; provided, however, that the maximum aggregate number of shares received since inception under the plan shall not exceed 10,250,000 shares. No incentive stock options may be granted under the plan more than ten years after the plan's July 13, 1995 effective date. The plan may be amended, suspended, or terminated by the Compensation Committee of the Board of Directors at any time, subject to any required stockholder approval.

Proposed Amendment to the 1995 Equity Plan

        On March 2, 2005, our Board of Directors voted, subject to stockholder approval, to amend the 1995 Equity Plan to provide that ISOs may be granted for the ten-year period beginning on the last date that the plan was approved by stockholders for purposes of Section 422 of the Code, which sets forth the requirements for a plan under which ISOs may be granted. The plan currently prohibits the grant of ISOs after July 12, 2005. The proposed amendment would allow us to continue to grant ISOs until at least May 16, 2012 (ten years from the date that our stockholders approved an amendment to the plan that is an amendment for purposes of Section 422 of the Code). In addition, this ten year period would recommence upon any future approval of the plan or an amendment thereto by our stockholders that constitutes approval for the purposes of Section 422 of the Code (e.g., approval of an amendment to increase the number of shares available for issuance under the plan). We believe that the ability to grant ISOs under the 1995 Equity Plan is an important feature of the plan and affects our ability to attract and retain highly qualified employees in an extremely competitive hiring environment.

Votes Required

        The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on this proposal will constitute the approval of the proposed amendment to the 1995 Equity Plan. Abstentions will count as votes against the amendment and broker non-votes will not be counted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

        The following contains certain information as of March 15, 2005 about the current executive officers and key employees of Dyax:

Name	Age	Position
Henry E. Blair*	61	Chairman of the Board, President and Chief Executive Officer
Stephen S. Galliker*	58	Executive Vice President, Finance and Administration, and Chief Financial Officer
Ivana Magovcevic-Liebisch, Ph.D., J.D.*	37	Senior Vice President Legal Affairs and Chief Patent Counsel
Lynn G. Baird, Ph.D.*	57	Senior Vice President, Development
Clive R. Wood, Ph.D.*	44	Senior Vice President Discovery Research & Chief Science Officer
Robert Charles Ladner, Ph.D.	60	Senior Vice President and Chief Technology Officer
E. Fayelle Whelihan, Ph.D.	41	Senior Vice President Discovery Research and General Manager, Dyax S.A.

*
Executive officer

        Henry E. Blair has served as our Chairman of the Board and President since our merger with Protein Engineering Corporation in August 1995, and as acting Chief Executive Officer from August 1995 until his appointment as Chief Executive Officer in April 1997. He has been a director and officer of Dyax since co-founding it in 1989. Mr. Blair is a director of Genzyme Corporation, a biotechnology company he co-founded in 1981, as well as being a co-founder of Biocode, Inc. and GelTex Pharmaceuticals, Inc, both also biotechnology companies. Mr. Blair was a director of Esperion Therapeutics, Inc., prior to its acquisition by Pfizer, Inc. in February 2004.

        Stephen S. Galliker has served as our Executive Vice President, Finance and Administration, and Chief Financial Officer since 1999. From 1996 to 1999, Mr. Galliker was the Chief Financial Officer of Excel Switching Corporation, a developer and manufacturer of open switching platforms for telecommunications networks, and was Excel's Vice President, Finance and Administration from 1997 to 1999. From 1992 to 1996, Mr. Galliker was employed by Ultracision, Inc. a developer and manufacturer of ultrasonically powered surgical instruments, where he served as Chief Financial Officer and Vice President of Finance until 1995, when he became Ultracision's Chief Operating Officer. Mr. Galliker is also a director of Osteotech, Inc., a medical device company.

        Ivana Magovcevic-Liebisch, Ph.D., J.D. has served as our Senior Vice President of Legal Affairs and Chief Patent Counsel since February 2004. She heads our Legal and Investor Relations & Corporate Communications departments and also serves as our Assistant Secretary. She joined Dyax in April of 2001 as Vice President of Intellectual Property. Previously, Dr. Magovcevic-Liebisch was Director of

Intellectual Property and Patent Counsel for Transkaryotic Therapies, Inc. from 1998 to 2001. Before that she served as a patent agent at Fish and Richardson and Lahive & Cockfield, two Boston patent law firms. Dr. Magovcevic-Liebisch holds a doctorate in genetics from Harvard University and a law degree from Suffolk University.

        Lynn G. Baird, Ph.D. has served as our Senior Vice President of Development since March 2002. She joined Dyax in October 2001 as Senior Vice President of Preclinical and Regulatory Affairs. From 1998 to 2001, she held the title of Vice President at Reprogenesis, Inc. and its successor Curis, Inc., a biotechnology company. Her responsibilities at various times during her tenure included Regulatory Affairs, Quality, Clinical Development and Preclinical Development. Prior to her service at Reprogenesis, Dr. Baird was employed at CytoTherapeutics, Inc., a biotechnology company, from 1995 to 1998 and was Vice President of Regulatory, Quality and Clinical Development at her departure. Prior to that she held positions at Johnson and Johnson, a pharmaceutical company, from 1990 to 1995 and at Creative BioMolecules, a biotechnology company, from 1985 to 1990.

        Clive R. Wood, Ph.D. has served as our Senior Vice President, Research Discovery and Chief Scientific Officer since August 2003. Prior to this, Dr. Wood spent 17 years at Genetics Institute (GI) and its successor, Wyeth Research, where he held a number of drug discovery research positions of increasing scope and responsibility. Most recently, Dr. Wood held the position of Senior Director and Acting Head of Inflammation Discovery Research at Wyeth Research in Cambridge, MA. At GI and Wyeth, Mr. Wood focused on respiratory diseases, transplantation, immunology, hematopoiesis and antibody technologies. Prior to joining GI in 1986, Dr. Wood worked for four years at Celltech Ltd. and contributed to the first work on the production of recombinant antibodies. Dr Wood also serves as an Adjunct Professor in the Department of Pharmacology and Experimental Therapeutics of Boston University School of Medicine, and received his Biochemistry B.Sc. as well as his Ph.D. from the University of London in 1982 and 1986, respectively.

        Robert Charles Ladner, Ph.D. became Senior Vice President of Dyax in August 1995 and served as our Chief Scientific Officer from 1995 to 2003. He was a co-founder of Protein Engineering Corporation where he was an inventor of our fundamental phage display technology and served as Senior Vice President and Scientific Director from 1987 until its merger with Dyax in August 1995. Previously, Dr. Ladner served as Senior Scientist of Genex Corp., where he was an inventor of single chain antibodies.

        E. Fayelle Whelihan, Ph.D. has been with Dyax since 1996 in various positions, including Director of Research from 1999 to 2001 and VP of Research from 2001 to 2003. She has held her current position as the General Manager of Dyax S.A. and our Senior Vice President, Discovery Research since 2003. Prior to joining Dyax, Dr. Whelihan was an American Cancer Society Fellow at MIT with Dr. Paul Schimmel. She holds a Ph.D. in Synthetic Organic Chemistry from UCLA, where she conducted polymer chemistry research at IBM (San Jose) and cancer research at the University of Arizona, College of Medicine.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Dyax Board of Directors determines the compensation to be paid to Dyax's executive officers, including the Chief Executive Officer. The Committee also administers Dyax's equity incentive plan and its employee stock purchase plan, including the grant of stock options and other awards under those plans. This report is submitted by the Committee and addresses the compensation policies for fiscal year 2004 as they affected Mr. Blair, as Chairman, President and Chief Executive Officer, and Dyax's four other executive officers, who are named in this year's Summary Compensation Table.

Compensation Philosophy

        Dyax's executive compensation policy is designed to attract, retain and reward executive officers who contribute to Dyax's long-term success and to maintain a competitive salary structure as compared with other biotechnology companies. The compensation program seeks to align compensation with the achievement of business objectives and individual and corporate performance. Bonuses are included to encourage effective individual performance relative to Dyax's current plans and objectives. Stock option grants are key components of the executive compensation program and are intended to provide executives with an equity interest in Dyax in order to link a meaningful portion of the executive's compensation with the performance of Dyax's Common Stock.

        In executing its compensation policy, the Committee seeks to reward each executive's achievement of designated objectives relating to Dyax's annual and long-term performance and individual fulfillment of responsibilities. While compensation survey data are useful guides for comparative purposes, the Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent the Committee applies its judgment in reconciling the program's objectives with the realities of retaining valued employees.

Executive Compensation Program

        Dyax's executive compensation package for the Chief Executive Officer or CEO, and the other named executive officers is composed of three elements:

  •
  base salary;

  •
  annual incentive bonuses based on corporate and individual performance; and

  •
  initial, annual and other periodic grants of stock options under the Amended and Restated 1995 Equity Incentive Plan.

        Named Executive Officers.    The Compensation Committee reviews with our Chief Executive Officer his evaluation of the performance of each of our named executive officers and his recommendations for each element of their compensation based upon the executive's salary history and internal and external equity considerations. Based on this review the Compensation Committee each year make the final determination of the base salaries provided for each of the named executive officers. The annual base salary for 2004 for each named executive officer was adjusted in light of the executive's prior performance, tenure and responsibilities, as well as independent compensation data for executives in comparable positions in other biotechnology companies.

        For fiscal 2004, the Committee established a target bonus opportunity for each of the senior executives, other than Mr. Blair, expressed as a percentage of base salary. The target bonus opportunity, which ranged from 25% to 30% for these senior executives, could be exceeded by up to 20% of the target for exceptional performance. For example, an executive with a target bonus of 30% who had outstanding performance could receive a bonus of as much as 36% of base salary. One half of each 2004 bonus was tied to Dyax's corporate performance and one half was tied to the Committee's judgment regarding individual performance against objectives determined by Mr. Blair. In February 2004, the Compensation Committee reviewed with Mr. Blair the performance of each named executive officer and determined the bonus to be paid to each of them based on company performance against a number of corporate objectives and the achievement of individual's performance goals for 2004. The portion of bonuses based on corporate objectives included subjective assessment of a number of objectives in the areas of Dyax's clinical development of product candidates, advancement of Dyax's research pipeline, cash receipts, use of cash, and recruitment and training of employees, among other factors agreed upon among the Committee and Mr. Blair.

        Executive officer compensation also includes long-term incentives through awards of options to purchase Common Stock. The purposes of the stock option grant program are to reinforce the mutuality of long-term interests between Dyax's employees and stockholders, and to assist in the attraction and retention of important key executives, managers and individual contributors who are essential to Dyax's growth and development.

        When the Committee reviewed recommended equity grants for executive officers in June 2004, the Committee followed a similar procedure to that used for base salaries and bonuses. After review of our CEO's recommendations and comparative data, the Committee approved option grants of 75,000 shares to Mr. Galliker, 60,000 shares to Dr. Magovcevic-Liebisch, 75,000 shares to Dr. Baird and 75,000 shares to Dr. Wood, as shown in the Summary Compensation Table.

        Chief Executive Officer.    The Compensation Committee established a 2004 compensation package for Mr. Blair based on an analysis of compensation data for chief executive officers in comparable companies gathered from the AON Radford survey.

        In determining Mr. Blair's 2004 base salary, the Committee took note of the fact that his salary had not been increased since 2002. Based on this fact, corporate performance in 2003 and a review of the range of chief executive officer salaries in publicly-traded biopharmaceutical companies of similar size, the Committee established a 2004 base salary of $500,000 for Mr. Blair.

        Mr. Blair's target bonus percentage for 2004 was fixed at 33% of his base salary and was based entirely on the Committee's assessment of Dyax's performance against corporate goals. In February 2005, the Committee awarded Mr. Blair a bonus of $102,300, representing 62% of his target bonus opportunity for 2004. In addition, in June 2004, the Committee awarded Mr. Blair an option to purchase 140,000 shares of Common Stock based on equity awards reflected in the survey data and the performance of Dyax during the preceding twelve months.

Compensation Deductibility

        Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and its four other highest compensated officers. This provision excludes certain types of "performance based compensation" from the compensation subject to the limit. The Committee does not expect to pay any one covered employee salary and bonus for 2005 that could exceed $1,000,000. In addition, the Amended and Restated 1995 Equity Incentive Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that such awards will qualify for the exclusion from the limitation on deductibility for performance-based compensation. In light of pending changes by the Financial Accounting Standard Board (FASB) to the accounting standards governing the treatment of equity-based compensation, the Company is also expected to seek shareholder approval next year of general business criteria upon which other types of cash and equity incentive awards may be made in the future on a fully-deductible basis. The Committee believes, however, that in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Given our industry and business, as well as the competitive market for outstanding executives, we believe that it is important for the Committee to retain the flexibility to design compensation programs consistent with its executive compensation philosophy for the Company, even if some executive compensation is not fully deductible. Accordingly, the Committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

                      By the Compensation Committee,

                      James W. Fordyce (Chair)
                      Constantine E. Anagnostopoulos
                      Susan B. Bayh
                      Henry R. Lewis

Stock Performance Graph

        The following graph shows a comparison of the cumulative total stockholder returns on our Common Stock over the period from August 15, 2000 (the first trading day of our Common Stock) to December 31, 2004 as compared with that of the NASDAQ US Index and NASDAQ Pharmaceutical Index, based on an initial investment of $100 on August 15, 2000 in the Dyax's Common Stock and in each such index. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, assuming reinvestment of any dividends.

Comparison of Cumulative Return of Dyax Corp.,
NASDAQ US Index and NASDAQ Pharmaceuticals Index

	8/15/2000	12/29/2000	6/29/2001	12/31/2001	6/28/2002	12/31/2002	6/30/2003	12/31/2003	6/30/2004	12/31/2004
Dyax Corp. (DYAX)	100.00	82.33	73.79	42.60	15.15	6.99	15.84	31.65	45.63	28.04
NASDAQ US Index	100.00	63.73	56.05	50.55	38.18	34.95	42.39	52.25	53.43	56.86
NASDAQ Pharmaceutical Index	100.00	95.94	85.47	79.18	50.22	51.16	69.47	75.00	77.44	79.88

Summary Compensation Table

        The following table sets forth certain compensation information for our Chief Executive Officer and each of our four other executive officers whose salary and bonus for the year ended December 31, 2004 exceeded $100,000. We refer to these persons as the named executive officers.

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position				Shares Of Common Stock Underlying Options(#)	All Other Compensation($)(b)
	Year	Salary($)(a)	Bonus($)
Henry E. Blair President and Chief Executive Officer	2004 2003 2002	500,000 450,000 450,000	102,300 165,000 89,100	140,000 55,000 30,000	9,714 9,701 7,786	(c) (d) (d)
Stephen S. Galliker Executive Vice President, Finance and Administration, and Chief Financial Officer	2004 2003 2002	273,250 262,000 255,219	74,597 85,956 55,020	75,000 27,500 35,000	22,318 23,412 14,803	(e) (f) (g)
Ivana Magovcevic-Liebisch, Ph.D., J.D. Senior Vice President, Legal Affairs and Chief Patent Counsel	2004 2003 2002	275,000 230,000 210,767	59,125 64,429 43,000	60,000 62,500 55,000	6,633 6,425 5,837	(h) (i) (j)
Lynn G. Baird, Ph.D. Senior Vice President, Development	2004 2003 2002	255,000 228,000 224,030	51,638 63,014 45,600	75,000 32,500 60,000	8,455 8,163 7,703	(k) (l) (m)
Clive R. Wood, Ph.D(n) Senior Vice President, Discovery Research and Chief Scientific Officer	2004 2003 2002	250,000 88,151 —	56,875 25,770 —	75,000 75,000 —	4,690 2,002 —	(o) (p)

(a)
Salary amounts reflect amounts earned during the fiscal year rather than amounts paid during the fiscal year. The amount earned during the fiscal year can differ from the amount paid due to Dyax's standard bi-weekly payroll system. The 2003 and 2002 amounts, to the extent previously reported, have been adjusted to reflect the amount earned during the fiscal year so that salary amounts are reported on a consistent basis in this table.

(b)
Unless otherwise noted, this amount represents premiums paid by Dyax for group term life insurance.

(c)
Includes $6,150 in 401(k) matching paid by Dyax.

(d)
Includes $6,000 in 401(k) matching paid by Dyax.

(e)
Includes $6,150 in 401(k) matching paid by Dyax and $13,846 paid to Mr. Galliker as a housing allowance.

(f)
Includes $6,000 in 401(k) matching paid by Dyax and $15,000 paid to Mr. Galliker as a housing allowance.

(g)
Includes $6,000 in 401(k) matching paid by Dyax and $6,923 paid to Mr. Galliker as a housing allowance.

(h)
Includes $6,150 in 401(k) matching paid by Dyax.

(i)
Includes $5,992 in 401(k) matching paid by Dyax.

(j)
Includes $5,500 in 401(k) matching paid by Dyax.

(k)
Includes $6,150 in 401(k) matching paid by Dyax.

(l)
Includes $5,998 in 401(k) matching paid by Dyax.

(m)
Includes $6,000 in 401(k) matching paid by Dyax.

(n)
Dr. Wood joined us in August 2003.

(o)
Includes $4,154 in 401(k) matching paid by Dyax.

(p)
Includes $1,817 in 401(k) matching paid by Dyax.

Option Grants and Potential Realizable Values Table

        The following table sets forth certain information concerning option grants made to the named executive officers through December 31, 2004.

Option Grants In Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(b)
			Percent Of Total Options Granted To Employees In Fiscal Year
Name(a)	Number of Securities Underlying Options Granted (#)(a)			Exercise or Base Price (Per Share)	Expiration Date
						5%($)	10%($)
Henry E. Blair	140,000	(c)	11.18%	$11.41	6/27/2014	1,004,596	2,545,844
Stephen S. Galliker	75,000	(d)	5.99%	$11.41	6/27/2014	538,177	1,363,845
Ivana Magovcevic-Liebisch, Ph.D., J.D.	60,000	(e)	4.79%	$11.41	6/27/2014	430,541	1,091,076
Lynn G. Baird, Ph.D.	75,000	(f)	5.99%	$11.41	6/27/2014	538,177	1,363,845
Clive R. Wood, Ph.D.	75,000	(g)	5.99%	$11.41	6/27/2014	538,177	1,363,845

(a)
All options reported are Incentive Stock Options, except as noted. These options vest as to 1/48th of the total shares per month beginning on the first monthly anniversary of the date of grant.

(b)
The values in this column are given for illustrative purposes; they do not reflect our estimate or projection of future stock prices. The values are based on an assumption that our Common Stock's market price will appreciate at the stated rate, compounded annually, from the date of the option grant until the end of the option's 10-year term. Actual gains, if any, on stock option exercises will depend upon the future performance of our Common Stock's price, which will benefit all stockholders proportionately.

(c)
Includes 117,114 nonstatutory stock options.

(d)
Includes 44,108 nonstatutory stock options.

(e)
Includes 49,742 nonstatutory stock options.

(f)
Includes 54,086 nonstatutory stock options.

(g)
Includes 57,520 nonstatutory stock options.

Option Exercises and Year-End Values Table

        The following table sets forth certain information concerning exercisable and unexercisable stock options held by the named executive officers as of December 31, 2004.

Aggregated Option Exercises In Last Fiscal Year And
Fiscal Year-End Option Value

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year-End($) Exercisable/ Unexercisable(a)
Henry E. Blair	—	—	320,529 / 196,771	$726,651 / $217,686
Stephen S. Galliker	—	—	234,109 / 109,427	$810,889 / $162,560
Ivana Magovcevic-Liebisch, Ph.D., J.D.	26,407	$307,807	60,147 / 122,746	$67,537 / $191,205
Lynn G. Baird, Ph.D.	—	—	94,011 / 123,489	$225,225 / $227,424
Clive R. Wood, Ph.D.	9,375	$100,059	23,959 / 116,666	$33,470 / $147,998

(a)
Based on the difference between the exercise price of the option and the $7.22 closing price of the underlying Common Stock on December 31, 2004.

Executive Employment Agreements

        Mr. Galliker and Drs. Magovcevic-Liebisch, Baird and Wood each has an agreement with us under which they are entitled to certain benefits under particular conditions if they are terminated in connection with, or within twelve months after, a change in control of Dyax. Under the agreements, each officer is entitled to receive, as severance, his or her base salary for a period of six months if they are terminated without cause, or if they resign for good reason due to a the material diminution of their duties, a reduction in their base salary, or a relocation of their place of business that is more than 50 miles from their prior place of business. Additionally, following the termination of any of these officers' employment, that officer's outstanding unvested options will be fully accelerated and he or she will also be entitled to receive full benefits during that six-month period, as well as outplacement services. In addition, each of the officers is entitled to these benefits if we terminate their employment within 90 days prior to a change in control, if their termination was a condition to the change in control transaction.

        Under his 1999 employment agreement, Mr. Galliker is entitled to receive a minimum base salary of $185,000. We also pay Mr. Galliker a housing allowance of no more than $15,000 a year. If we terminate Mr. Galliker without cause, we must continue to pay him at his current salary for six months, reduced by any compensation that Mr. Galliker earns for other work performed during this six-month period.

        Under her 2001 employment agreement, Dr. Magovcevic-Liebisch is entitled to receive a base salary of $168,000, which is subject to annual review.

        Under her 2001 employment agreement, Dr. Baird is entitled to receive a base salary of $205,000, which is subject to annual review. If we terminate Dr. Baird without cause or, following a change in control of the Company, she is terminated or quits because the terms of her employment have been adversely changed, we must continue to pay her at her then current salary for six months.

        Under his 2003 employment agreement, Dr. Wood is entitled to receive a minimum base salary of $225,000, which is subject to annual review. If we terminate Dr. Wood without cause, we must continue to pay him at his then current salary for six months.

Report of the Audit Committee

        The following is the report of the Audit Committee with respect to Dyax's audited financial statements for the year ended December 31, 2004.

        The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Dyax's accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee and is included in this proxy statement as Appendix A. The Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ Stock Market standards.

        Management is responsible for our internal controls and the financial reporting process. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting and Oversight Board (United States) and issuing a report thereon. The committee's responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

        In the course of its oversight of Dyax's financial reporting process, the Audit Committee of the Board of Directors has:

  •
  reviewed and discussed with management and PricewaterhouseCoopers LLP Dyax's audited financial statements for the fiscal year ended December 31, 2004;

  •
  discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

  •
  received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

  •
  reviewed with management and PricewaterhouseCoopers LLP Dyax's critical accounting policies;

  •
  discussed with management the quality and adequacy of Dyax's internal controls;

  •
  discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and

  •
  considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining independence.

        Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Dyax's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

        The Committee has also reviewed, and upon its recommendation, the Nominating and Governance has approved, a revision of the Audit Committee Charter which is reflected in the current form of the Audit Committee Charter attached to this proxy statement as Appendix A.

                      By the Audit Committee,

                      David J. McLachlan, Chair
                      Mary Ann Gray
                      Henry R. Lewis
                      Thomas L. Kempner

Information Concerning Our Auditors

        The firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, examined our financial statements for the year ended December 31, 2004. The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for its fiscal year ending December 31, 2005. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

        The aggregate fees for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years 2004 and 2003 are as follows:

	2004	2003
Audit Fees(1)	$950,700	$432,585
Audit-Related Fees(2)	37,200	40,000
Tax Fees(3)	—	53,666
All Other Fees(4)	1,500	1,400

Total	$989,400	$527,651

(1)
Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, 2004 includes approximately $390,000 of fees related to the new internal control auditing requirements of Section 404 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act").

(2)
Audit-related fees consisted primarily of accounting consultations, services related to a business divestiture and other attestation services.

(3)
For fiscal 2003, tax fees principally included tax advice and tax planning fees. Tax fees for 2003 included $33,059 in connection with the sale of our subsidiary, Biotage.

(4)
All Other Fees include technical research materials.

        For fiscal year 2004, we also incurred fees of $740,000 to Protiviti, Inc., an external consulting firm retained to assist us in preparing for the audit of our internal control procedures under Section 404 of the Sarbanes-Oxley Act. This amount is in addition to the $390,000 of fees to PricewaterhouseCoopers LLP and does not reflect any allocation of the time and costs incurred internally in connection with the audit of our internal control procedures.

        Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by the independent registered public accounting firm in order to assure that these services do not impair the auditor's independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

        The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent registered public accounting firm's independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm's performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm's familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm's ability to exercise independent judgment in performing the audit.

        All of the non-audit services rendered by PricewaterhouseCoopers LLP with respect to the 2004 fiscal year were pre-approved by the Audit Committee in accordance with this policy.

Other Matters

        The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Shareholder Recommendations for Director Nominations

        Any shareholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should provide the following information to the Chair of the Nominating and Governance Committee, Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139: (a) a brief statement outlining the reasons the nominee would be an effective director for Dyax; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of Dyax stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Dyax; and (c) (i) the shareholder's name and record address and the name and address of the beneficial owner of Dyax shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Dyax stock that the shareholder and any such other beneficial owner beneficially own. The Committee may seek further information from or about the shareholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the shareholder and between the candidate and any such other beneficial owner.

Deadline for Stockholder Proposals and Director Nominations

        In order for a stockholder proposal to be considered for inclusion in Dyax's proxy materials for the 2006 Annual Meeting of Stockholders, it must be received by Dyax at 300 Technology Square, Cambridge, Massachusetts 02139 (or such other address as is listed as Dyax's primary executive offices in its periodic reports under the Securities Exchange Act of 1934) no later than December 19, 2005.

        In addition, Dyax's Bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give advance written notice to Dyax's Secretary between March 20, 2006 and April 3, 2006 (assuming the 2006 annual meeting of stockholders is held on May 18, 2006).

Expenses Of Solicitation

        We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock. In addition to the use of mails, proxies may be solicited by officers and any of our regular employees in person or by telephone, facsimile and e-mail. We may also hire a proxy solicitation company to assist us in the distribution of proxy materials and the solicitations of proxies.

Appendix A

DYAX CORP.

Audit Committee Charter
(As amended through March 2005)

Purpose

        The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Dyax Corp. is to:

  •
  Assist the Board in fulfilling its responsibility to oversee the Company's accounting and financial reporting processes and audits of the Company's financial statements;

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  Review the financial reports and other financial information provided by the Company, the Company's disclosure controls and procedures, and its internal accounting and financial controls;

  •
  Assume direct responsibility for the appointment, compensation, retention (and where appropriate, replacement), and oversight of the work of the outside auditor in preparing or issuing an audit report or related work;

  •
  Oversee the independence of the outside auditor and approve all auditing services and permitted non-audit services provided by the outside auditor;

  •
  Receive direct reports from the outside auditor and resolve any disagreements between management and the outside auditor regarding financial reporting; and

  •
  Carry out the specific responsibilities set forth below in furtherance of this stated purpose.

Committee Membership and Procedures

        Committee members shall be appointed by the Board. The Board shall designate one member of the Committee as its Chair.

        The Committee shall have at least three directors, all of whom satisfy the independence requirements of The NASDAQ Stock Market and:`

  •
  Have no relationship to the Company that may interfere with the exercise of their independent judgment;

  •
  Do not receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than in the member's capacity as a member of the Board or any of its committees;

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  Are not "affiliated persons" (as defined by applicable law or regulation) of the Company or any subsidiary, other than as members of the Board or any of its committees; and

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  Are able to read and understand fundamental financial statements in accordance with the requirements of The NASDAQ Stock Market.

        In addition, at least one member of the Committee will have sufficient accounting or related financial management expertise and experience to be designated an "audit committee financial expert" (as that term is defined by the Securities and Exchange Commission (the "SEC")) and to satisfy any other requirements of The NASDAQ Stock Market regarding financial sophistication.

        The Committee shall conduct its meetings in accordance with this Charter, the procedures of the Board set forth in the by-laws for the Board's meetings, and such other procedures as the Committee may adopt.

Resources and Authority

        In discharging its oversight role, the Committee is granted the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent legal, accounting or other advisors to obtain such advice and assistance as the Committee determines necessary to carry out its duties. The Committee may request any officer or employee of the Company or the Company's outside counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.

        The Company shall provide the Committee all appropriate funding, as determined by the Committee, for payment of compensation to any such advisors and any outside auditor, as well as for any ordinary administrative expenses of the Committee that it determines are necessary or appropriate in carrying out its responsibilities.

Key Responsibilities

        The Committee's role is one of oversight, and it is recognized that the Company's management is responsible for preparing the Company's financial statements and that the outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders, and is responsible for auditing those financial statements.

        The following functions shall be the common recurring activities of the Committee in carrying out its oversight role. The functions are set forth as a guide and may be varied and supplemented from time to time as appropriate under the circumstances.

        Appointment of Outside Auditor.    The Committee shall have direct responsibility for the appointment, compensation, retention (and where appropriate, replacement), and oversight of the work of any independent registered public accounting firm selected to be the Company's outside auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

        Disclosure Controls and Procedures.    The Committee shall review periodically with management the Company's disclosure controls and procedures.

        Internal Controls.    The Committee shall discuss periodically with management and the outside auditor the quality and adequacy of the Company's internal controls and internal auditing procedures, if any, including any significant deficiencies or material weaknesses in the design or operation of those controls which could adversely affect the Company's ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls, and discuss with the outside auditor how the Company's financial systems and controls compare with industry practices.

        Accounting Policies.    The Committee shall review periodically with management and the outside auditor the quality, as well as acceptability, of the Company's accounting policies, and discuss with the outside auditor how the Company's accounting policies compare with those in the industry and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments and the treatment preferred by the outside auditor.

        Pre-approval of All Audit Services and Permitted Non-Audit Services.    The Committee shall approve, or establish procedures for representatives of the Committee to approve, in advance, all audit services and all permitted non-audit services to be provided to the Company by the outside auditor.

        Annual Audit.    In connection with the annual audit of the Company's financial statements, the Committee shall:

  •
  request from the outside auditor a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1 and such other requirements as may be established by the Public Company Accounting Oversight Board, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor's objectivity and independence, and take appropriate action to oversee the independence of the outside auditor.

  •
  approve the selection and the terms of the engagement of the outside auditor.

  •
  review with management and the outside auditor the audited financial statements to be included in the Company's Annual Report on Form 10-K and the Annual Report to Stockholders, and review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

  •
  perform the procedures set forth below in "Financial Reporting Procedures" with respect to the annual financial statements to be reported.

  •
  review with management and the outside auditor the Company's critical accounting policies and practices.

  •
  recommend to the Board whether, based on the reviews and discussions referred to above, the annual financial statements should be included in the Company's Annual Report on Form 10-K.

        Quarterly Reports.    In connection with the Company's preparation of its interim financial information to be included in the Company's Quarterly Reports on Form 10-Q, the Committee shall

  •
  review with the outside auditor the Company's interim financial information and the matters required to be discussed by SAS No. 61.

  •
  perform the procedures set forth below in "Financial Reporting Procedures" with respect to the interim financial information to be reported.

  •
  by action of a majority of the Committee or through the Committee Chair, review with the outside auditor, prior to filing with the SEC, the Company's interim financial information to be included in the Company's Quarterly Reports on Form 10-Q.

        Financial Reporting Procedures.    In connection with the Committee's review of each reporting of the Company's annual or interim financial information, the Committee shall:

  •
  discuss with the outside auditor whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Company's financial statements.

  •
  review with the outside auditor all material communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

  •
  review with management and the outside auditor any material financial or other arrangements of the Company which do not appear on the Company's financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company's financial statements.

  •
  resolve any disagreements between management and the outside auditor regarding financial reporting.

        Charter.    The Committee shall review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Complaint Procedures

        Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this connection, the Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Appendix B

DYAX CORP.

AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN
(As proposed to be amended through March 2005)

Section 1. Purpose

        The purpose of the Dyax Corp. 1995 Equity Incentive Plan (the "Plan") is to attract and retain key employees and directors and consultants of the Company and its Affiliates, to provide an incentive for them to assist the Company to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

Section 2. Definitions

        "Affiliate" means any business entity in which the Company owns directly or indirectly 50% or more of the total combined voting power or has a significant financial interest as determined by the Committee.

        "Award" means any Option, Stock Appreciation Right, Performance Share, Restricted Stock, Stock Unit or Other Stock-Based Award awarded under the Plan.

        "Board" means the Board of Directors of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor to such Code.

        "Committee" means the Compensation Committee of the Board or such other committee of the Board appointed by the Board to administer the Plan or a specified portion thereof; provided, however, that in any instance the Board of Directors may take away any action delegated to the Committee hereunder. If a Committee is authorized to grant Awards to a Reporting Person or a "covered employee" within the meaning of Section 162(m) of the Code, each member shall be a "Non-Employee Director" or the equivalent within the meaning of Rule 16b-3 under the Exchange Act or an "outside director" or the equivalent within the meaning of Section 162(m) of the Code, respectively.

        "Common Stock" or "Stock" means the Common Stock, $0.01 par value, of the Company.

        "Company" means Dyax Corp. (formerly named Biotage, Inc.).

        "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

        "Effective Date" means July 13, 1995.

        "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

        "Incentive Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision.

        "Nonstatutory Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is not intended to be an Incentive Stock Option.

        "Option" means an Incentive Stock Option or a Nonstatutory Stock Option.

        "Other Stock-Based Award" means an Award, other than an Option, Stock Appreciation Right, Performance Share, Restricted Stock or Stock Unit, having a Common Stock element and awarded to a Participant under Section 11.

        "Participant" means a person selected by the Committee to receive an Award under the Plan.

        "Performance Cycle" or "Cycle" means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

        "Performance Shares" mean shares of Common Stock, which may be earned by the achievement of performance goals, awarded to a Participant under Section 8.

        "Reporting Person" means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

        "Restricted Period" means the period of time selected by the Committee during which an Award may be forfeited to the Company pursuant to the terms and conditions of such Award.

        "Restricted Stock" means shares of Common Stock subject to forfeiture awarded to a Participant under Section 9.

        "Stock Appreciation Right" or "SAR" means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

        "Stock Unit" means an award of Common Stock or units that are valued in whole or in part by reference to, or otherwise based on, the value of Common Stock, awarded to a Participant under Section 10.

Section 3. Administration

        The Plan shall be administered by the Committee; provided, however, that in any instance the Board of Directors may take any action delegated hereunder to the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee's decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or covered employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

Section 4. Eligibility

        All employees and, in the case of Awards other than Incentive Stock Options, directors and consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. Incentive Stock Options may be awarded only to persons eligible to receive such Options under the Code.

Section 5. Stock Available for Awards

        (a)   Subject to adjustment under subsection (c), and after giving effect to the 0.652-for-one reverse stock split of the Company's Common Stock affected in March 1998, Awards may be made under the Plan for up to Six Million Five Hundred Thousand (6,500,000) shares of Common Stock, which number includes shares previously issued upon exercise of options granted under the Plan, plus the additional shares described in subsection (b), but in no event more than Ten Million Two Hundred Fifty Thousand

(10,250,000) shares. The maximum number of shares of Common Stock subject to Awards that may be granted to any Participant shall not exceed 225,000 shares in the aggregate in any calendar year, except that for grants to a new employee during the calendar year in which his or her service as an employee first commences such number shall not exceed 450,000 shares, and that both limits are subject to adjustment under subsection (c). If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited, the shares subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b)   As of January 1 of each year, commencing with the year 2003, the number of shares of Common Stock available for Awards that may be made under the Plan shall automatically increase by a number equal to the lesser of (i) One Million Two Hundred Fifty Thousand (1,250,000) shares, (ii) 5% of the fully diluted outstanding shares of Common Stock of the Company on such date or (iii) such lesser amount as may be determined by resolution of the Board at any date before or within ninety (90) days after January 1 of the respective year. The number of shares set forth in clause (ii) of the preceding sentence, as well as any number of shares determined in accordance with the preceding sentence, shall be subject to adjustment under subsection (c).

        (c)   In the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee (subject, in the case of Incentive Stock Options, to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

Section 6. Stock Options

        (a)   Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code or any successor provision and any regulations thereunder. See subsection (b) below. No Incentive Stock Option may be granted hereunder more than ten years after the last date on which the Plan was approved for purposes of Section 422 of the Code.

        (b)   The Committee shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options. Nonstatutory Stock Options may be granted at such prices as the Committee may determine.

        (c)   Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

        (d)   No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

        (e)   The Committee may provide that, subject to such conditions as it considers appropriate, upon the delivery or retention of shares to the Company in payment of an Option, the Participant automatically be awarded an Option for up to the number of shares so delivered.

Section 7. Stock Appreciation Rights

        (a)   Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option may be granted at such exercise prices as the Committee may determine.

        (b)   An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in any stock market in which the Common Stock is usually traded.

Section 8. Performance Shares

        (a)   Subject to the provisions of the Plan, the Committee may award Performance Shares and determine the number of such shares for each Performance Cycle and the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of Performance Shares shall be equal to the Fair Market Value of the Common Stock on the date the Performance Shares are earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Shares have been earned.

        (b)   The Committee shall establish performance goals for each Cycle, for the purpose of determining the extent to which Performance Shares awarded for such Cycle are earned, on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust the performance goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

        (c)   As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares that have been earned on the basis of performance in relation to the established performance goals. The payment values of earned Performance Shares shall be distributed to the Participant or, if the Participant has died, to the Participant's Designated Beneficiary, as soon as practicable thereafter. The Committee shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

Section 9. Restricted Stock

        (a)   Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

        (b)   Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's Designated Beneficiary.

Section 10. Stock Units

        (a)   Subject to the provisions of the Plan, the Committee may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

        (b)   Shares of Common Stock awarded in connection with a Stock Unit Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

Section 11. Other Stock-Based Awards

        (a)   Subject to the provisions of the Plan, the Committee may make other awards of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, including without limitation convertible preferred stock, convertible debentures, exchangeable securities and Common Stock awards or options. Other Stock-Based Awards may be granted either alone or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan.

        (b)   The Committee may establish performance goals, which may be based on performance goals related to book value, subsidiary performance or such other criteria as the Committee may determine, Restricted Periods, Performance Cycles, conversion prices, maturities and security, if any, for any Other Stock-Based Award. Other Stock-Based Awards may be sold to Participants at the face value thereof or any discount therefrom or awarded for no consideration or such minimum consideration as may be required by applicable law.

Section 12. General Provisions Applicable to Awards

        (a)    Documentation.    Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

        (b)    Committee Discretion.    Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

        (c)    Settlement.    The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

        (d)    Dividends and Cash Awards.    In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

        (e)    Termination of Employment.    The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

        (f)    Change in Control.    In order to preserve a Participant's rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

        (g)    Loans.    Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such Loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

        (h)    Withholding Taxes.    Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

        (i)    Foreign Nationals.    Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

        (j)    Amendment of Award.    The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

Section 13. Miscellaneous

        (a)    No Right To Employment.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

        (c)    Effective Date.    Subject to the approval of the stockholders of the Company, the Plan shall be effective on the Effective Date. Before such approval, Awards may be made under the Plan expressly subject to such approval.

        (d)    Amendment of Plan.    The Committee may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Committee determines to be necessary or advisable.

        (e)    Governing Law.    The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

This Plan was approved by the Board of Directors on July 13, 1995.

This Plan was approved by the stockholders on August 8, 1995.

This Plan was amended by the Board of Directors on October 17, 1996, and such amendment was approved by the stockholders effective as of October 23, 1996.

This Plan was further amended by the Board of Directors on October 22, 1997 and on January 28, 1998, and such amendments were approved by the stockholders effective as of March 23, 1998.

This Plan was further amended by the Board of Directors on August 13, 1998, and such amendment was approved by the stockholders effective as of August 28, 1998.

This Plan was further amended by the Board of Directors on August 5, 1999, and such amendment was approved by the stockholders effective as of October 29, 1999.

This Plan was further amended by the Board of Directors on March 16, 2000, and such amendment was approved by the stockholders effective as of March 20, 2000.

This Plan was further amended by the Board of Directors on October 26, 2001.

This Plan was further amended by the Board of Directors on February 7, 2002, and such amendment was approved by the stockholders effective as of May 16, 2002.

(Front of Proxy Card)
DYAX CORP.
2005 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of Dyax Corp. hereby appoints Henry E. Blair, Stephen S. Galliker and Nathaniel S. Gardiner, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders (the "2005 Annual Meeting") to be held at 2:00 p.m., local time, on Thursday, May 19, 2005, at the offices of Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139, and at any adjournments of the meeting, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

        This proxy will be voted as directed by the undersigned stockholder. Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR the amendment as described in Proposal 2, and in accordance with the determination of a majority of the Board of Directors as to any other matters. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Secretary, or by attending the 2005 Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2005 Annual Meeting.

        If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

(Reverse of Proxy Card)

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE

2005 ANNUAL MEETING OF STOCKHOLDERS

DYAX CORP.

MAY 19, 2005

☒
PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1.
To elect three directors to serve for three-year terms (Class II).

	WITHHOLD	NOMINEES
FOR	AUTHORITY	James W. Fordyce
all nominees listed	to vote for all nominees listed	Thomas L. Kempner
☐	☐	May Ann Gray
☐
FOR, EXCEPT WITHHOLD AUTHORITY to vote for the following nominees only:
(write the name of the nominee(s) in the space below),

2.
To amend Dyax's Amended and Restated 1995 Equity Incentive Plan to extend the period in which incentive stock options may be granted to eligible employees under the plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

SIGNATURE(S) OF STOCKHOLDER(S) OR AUTHORIZED REPRESENTATIVE(S)

NOTE:	Please date and sign exactly as your name(s) appear(s) hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

	Date:	, 2005

Signature(s) of Stockholder(s) or Authorized Representative(s)

QuickLinks

DYAX CORP. 300 TECHNOLOGY SQUARE CAMBRIDGE, MA 02139 (617) 250-5500
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 19, 2005
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2005
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 AMENDMENT OF THE AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN
Total Awards Under the 1995 Equity Incentive Plan
Equity Compensation Plan Information
EXECUTIVE OFFICERS AND KEY EMPLOYEES
EXECUTIVE COMPENSATION Compensation Committee Report on Executive Compensation
Comparison of Cumulative Return of Dyax Corp., NASDAQ US Index and NASDAQ Pharmaceuticals Index
Report of the Audit Committee
DYAX CORP. Audit Committee Charter (As amended through March 2005)
DYAX CORP. AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN (As proposed to be amended through March 2005)